Oppenheimer Conservative Balanced Fund/VA
NSAR Exhibit – Item 77Q

Post−Effective Amendment No. 76 (2-93177) to the Registration Statement of Oppenheimer Conservative Balanced Fund/VA (the "Registrant"), Accession Number 0000728889-15-000597, which includes Schedule A, as amended April 30, 2015, to the Agreement and Declaration of Trust, is hereby incorporated by reference in response to Item 77Q of the Registrant's Form N−SAR.